EXHIBIT 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of October 7, 2021 (the “Effective Date”), by and between Trishna Goswami, MD (the “Executive”) and IN8bio, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, the “Company”) (Executive and the Company together, the “Parties”).

Recitals

WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by the Company;

WHEREAS, the Company and Executive desire to enter into this Agreement to establish and govern the terms and conditions of Executive’s employment by the Company.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

In consideration of the foregoing, the parties agree as follows:

1.
Employment by the Company.
1.1
Position; Duties; Location. Subject to the terms and conditions of this Agreement, Executive shall hold the position of Chief Medical Officer. Executive’s activities shall be as directed by the Company’s Chief Executive Officer (the “CEO”) and shall include such duties and activities as typically associated with Executive’s position, and as otherwise may be assigned to Executive from time to time. Without limiting Executive’s rights under Section 5.3 below, the Company reserves the right to change or modify Executive’s title and/or duties as business needs may require. Executive shall devote Executive’s business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Executive initially shall report to the CEO and work from the Company’s offices/facilities in New York City when necessary. Otherwise, Executive is permitted to work from any location within 100 miles of New York City and further provided that the Company reserves the right to require business travel.
1.2
Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company’s Board of Diretors (the “Board”). In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

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1.3
Exclusive Employment; Agreement not to Participate in Company’s Competitors. Except with the prior written consent of the Board, Executive will not, during the period of employment by the Company, undertake or engage in any other employment, or directly or indirectly, undertake or engage in any employment, directorships, occupation, or business activity that competes with directly or indirectly, or is known by Executive to be adverse or antagonistic to the business, prospective business, or financial or other interests of the Company, provided, however, that the Company agrees that Executive may continue to serve in any roles, positions, and/or appointments listed in Exhibit A to this Agreement, or any similar roles, positions, and/or appointments mutually agreed upon by the Company and the Executive, provided, in each case, they do not interfere with Executive’s job duties for the Company
1.4
Start Date. Executive’s employment with the Company shall commence on November 15, 2021.
2.
At-Will Employment. Executive’s employment relationship with the Company is, and shall at all times be, at-will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.
3.
Compensation and Benefits.
3.1
Salary. Beginning on the Effective Date, Executive shall earn an initial base salary of $450,000 per annum, less payroll deductions and all required withholdings (the “Base Salary”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary may be adjusted from time to time in the Company’s discretion.
3.2
Sign-On Bonus. Within thirty (30) days after the Start Date, the Company will pay Executive a one-time start bonus of $10,000, less payroll deductions and all required withholdings. The net amount of this bonus must be repaid to the Company by Executive if Executive resigns from employment with the Company without Good Reason within one (1) year after the Start Date.
3.3
Performance Bonus. Each full calendar year, Executive will be eligible to earn a cash bonus of up to 40% of Executive’s Base Salary based on the Board’s assessment of Executive’s individual performance and overall Company performance (the “Annual Bonus”). In order to earn and receive the bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before March 15th of the year following the year to which it relates. The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole and absolute discretion in good faith. The Company reserves the right to create or modify the bonus criteria and targets from year to year.
3.4
Stock Options. Subject to approval by our Board of Directors or designated committee, IN8bio will provide to you a new hire equity award of stock options representing the right to purchase shares of Company common stock (the “Option”). Your new hire stock option award will be 250,000 stock options with an exercise or strike price equal to the closing sales price as quoted on the Nasdaq Stock Market as of the date of the grant by the Board. The anticipated Option grant will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan and your grant agreement will include time-based vesting, as described below. No right to any stock or option is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting or employment. The terms of this Option grant are as follows: one-fourth (1/4th) of the shares vest on the one year anniversary of the vesting commencement date, and none before such date; the balance of the shares vest in a series of 36 successive equal monthly installments measured from the

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day after the first anniversary of the vesting commencement date, subject to your continuous service as of each such date. You will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
3.5
Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees including, but not limited to, to the extent offered, customary health, life insurance, 401(k)/defined benefit, and disability plans. The Company reserves the right to modify, add or eliminate benefits from time to time. Executive will also be eligible to accrue and use paid time off (“PTO”) in accordance with the Company’s PTO policy.
3.6
Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement practices.
4.
Proprietary Information Obligations. In connection with Executive’s employment with the Company, Executive will receive and have access to Company confidential information and trade secrets. Accordingly, Executive acknowledges and agrees that Executive will review the enclosed Employee Confidential Information and Inventions Assignment Agreement and execute it on even date herewith (the “CIIAA”).
5.
Termination of Employment; Severance.
5.1
At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.
5.2
Executive’s Resignation without Good Reason.
(a)
Executive may resign from employment with Company without Good Reason.
(b)
If Executive resigns from employment with the Company without Good Reason (as defined below), then, provided that Executive provides at least thirty (30) days prior written notice (or such shorter prior written notice period agreed to in writing tby the Company), the Company shall pay Executive any earned but unpaid base salary accrued through the date of termination, reimbursement for any unreimbursed business expenses incurred through the termination date with proper submission of related receipts and/or invoices and all accrued but unused paid time off, at the rates then in effect, less standard deductions and withholdings. Executive will no longer vest in any equity interests (though any vested equity remains the property of the Executive, as permitted by and subject to the relevant stock agreement(s) and plan(s)) and the Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.
5.3
Termination Without Cause; Resignation for Good Reason.
(a)
The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below).

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(b)
In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, subject to Section 5.7, Executive shall receive the following:
(i)
The Company shall pay Executive any earned but unpaid base salary accrued through the date of termination and all accrued but unused PTO, at the rates then in effect, less standard deductions and withholdings.
(ii)
The Company shall pay Executive, as severance, twelve (12) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in equal installments on the Company’s regular payroll schedule over the twelve (12) month period following Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A, with the balance of the Severance being paid as originally scheduled.
(iii)
To the extent the Executive has actually achieved any of the performance goals set by the Board for such calendar year, the Company shall pay Executive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire calendar year multiplied by a fraction, the numerator of which is equal to the number of days Executive worked in the applicable calendar year, and the denominator of which is equal to the total number of days in such year).
(iv)
Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) nine (9) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.
5.4
Termination for Cause, Death, or Disability.
(a)
The Company may terminate Executive’s employment with the Company at any time for Cause. Executive’s employment with the Company may also be terminated due to Executive’s death or disability.

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(b)
If the Company terminates Executive’s employment for Cause, or upon Executive’s death or disability, then Executive will no longer vest in any equity interests (though any vested equity remains the property of the Executive, as permitted by and subject to the relevant stock agreement(s) and plan(s)) and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned). The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.
5.5
Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions, including any director and/or officer positions with the Company and its affiliated entities.
5.6
Section 409A Compliance. It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A‑1(b)(4), and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments set forth herein are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of termination, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. Finally, if the period during which Executive may consider and sign a release in connection with the receipt of severance benefits spans two calendar years, the payment of severance will not be made or begin until the later calendar year.
5.7
Release. As a condition precedent to receipt of the benefits set forth in Section 5.3 above or Section 6 below, Executive shall furnish to the Company an executed waiver and release of claims in a form to be provided by the Company, which shall include confidentiality, non-disclosure, and non-disparagement provisions (the “Release”) within the time period specified therein, but in no event later than forty-five (45) days following Executive’s termination. The Release may also include an obligation for Executive to provide reasonable transition assistance and consulting services to the Company on an as-needed basis through the first three (3) months following the Executive’s employment termination date with any additional services beyond three months to be paid at $200 per hour. During any transition period immediately commencing after employment terminates, the Company shall reimburse Executive for reasonable and necessary business expenses, and she shall remain covered under the then-current D&O policy. Executive acknowledges and agrees that such transition services shall be fully compensated by the benefits described herein.

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6.
Benefits in Connection with Change of Control
6.1
Termination of Employment in Connection with a Change of Control. If there is a Change of Control (as defined below) and (i) Executive’s employment is terminated Without Cause (as defined below), or (ii) Executive terminates his/her employment with Good Reason (as defined below), in either case within three (3) months prior to, or twelve (12) months following the effective date of the Change of Control, and provided a Release (as discussed in Section 5.7) has become effective, then, in substitution for any benefits provided in Section 5.3, Executive shall be entitled to the following benefits: (A) a lump sum payment equal to the sum of (y) twelve (12) months of Executive’s then-current annual Base Salary and (z) 100% of the current target Annual Bonus, to be made not later than 60 days following Executive’s date of termination; and (B) the amount of any COBRA continuation premium payments made by Executive during the twelve (12) month period following the date of termination, or the period ending when Executive becomes eligible for comparable group medical benefits from another source (whichever comes first). For avoidance of doubt, under no circumstances shall Executive receive benefits under both this Section 6.1 and Section 5.3.
6.2
Acceleration of Options; Change of Control. If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case within three (3) months prior to, or twelve (12) months following the closing of a Change of Control (as defined below), then in addition to the benefits set forth in Section 6.1 and pursuant to the terms of Section 5.7, the Company will fully accelerate the vesting of any equity interests granted to Executive, such that 100% of the then-unvested shares subject to such equity interests will be deemed vested and exercisable as of Executive’s last day of employment.
7.
Definitions
7.1
Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation in fraud, willful act of dishonesty or act of gross misconduct against the Company and/or its Board that results in material financial or reputational harm to the Company; (iii) Executive’s material violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company that is not sufficiently remedied within thirty days after written notice from the Company; or (iv) Executive’s material violation of material Company policy that is not sufficiently remedied within thirty days after written notice from the Company. Prior to a termination for Cause pursuant to (iv) above, to the extent such event(s) is capable of being cured by Executive and to the extent it is the first such instance giving rise to the notice described herein, (A) the Company shall give the Executive a single notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, (B) Executive shall have thirty (30) days after the delivery of such notice to cure the event(s) giving rise to Cause, the existence of such cure to be determined by the Board in good faith, provided that the Company reserves the right put Executive on a paid leave of absence during such period and limit or terminate Executive’s access to Company systems and property so long as such measures do not substantially interfere with Executive’s ability to cure the Cause of her termination during the cure period.
7.2
Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); or (b) a material reduction in Executive’s title or duties (including responsibilities and/or authorities) including, but not limited to, Executive being required to report to someone other than the CEO and/or President (or division head, if Company is acquired and

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operates as a division of the acquiror), provided, however, that a change in job position shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than sixty (60) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; (d) a material breach by the Company of this Agreement or any equity award agreement that is not sufficiently remedied within thirty days after written notice from the Company. In order to resign for Good Reason, Executive must provide written notice to the Company’s CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.
7.3
Change of Control. For purposes of this Agreement, “Change of Control” is defined in the Company’s 2021 Equity Incentive Plan.
8.
Parachute Payments. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (a “280G Payment”) would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a "Payment") shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

The determinations made pursuant to this Section 8, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting or consulting firm chosen by the Board or a committee thereof (the “280G Calculation Firm”) at the expense of the Company. The 280G Calculation Firm shall take into account whether, and to what extent (if any), such Payments or portions thereof may properly be treated as “reasonable compensation for personal services rendered” by the Executive before, or after, the 280G Change in Control, within the meaning of Code section 280G(b)(4) and the regulations issued thereunder, as well as any other appropriate provisions of Section 280G of the Code and the regulations thereunder

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that may cause such Payments to appropriately be characterized as other than “parachute payments.” The 280G Calculation Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to the Executive and to the Company.

8.1
If Executive receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
9.
Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the CIIAA, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment and discrimination claims to the extent prohibited by applicable law that is not preempted by the FAA. A hard copy of the rules will be provided to Executive upon request. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by a federal court in the State of New York. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Except as modified in the CIIAA, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent

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irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment or discrimination claims and is not preempted by the FAA, in the event Executive intends to bring multiple claims, including a sexual harassment or discrimination claim, the sexual harassment and/or discrimination claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
10.
General Provisions.
10.1
Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.
10.2
Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.
10.3
D&O Insurance. Executive shall be entitled to indemnification from the Company pursuant to, and in accordance with the terms of, (i) the Company’s charter and bylaws, to the extent that indemnification of Executive is provided for therein, and (ii) any D&O insurance policy covering Executive purchased by the Company. The D&O insurance policy (or policies) shall be kept in place at the Company’s expense, during the term of this Agreement and thereafter until at least the second anniversary of the date Executive’s employment with the Company terminates, providing coverage to Executive that is no less favorable to her in any respect than the coverage then being provided to any other current or former director or officer of the Company
10.4
Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.
10.5
Miscellaneous. This Agreement, along with the CIIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to her and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. Any ambiguity

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in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[Signature Page Follows]

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In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.

IN8bio, Inc.

By:

Name: William Ho

Title: President & CEO

Accepted and agreed:

/s/ Trishna Goswami, MD

____________________________

Trishna Goswami, MD

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Exhibit A

Permitted Non-Company Positions

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